Janus Contact:	March 21, 2005

Blair Johnson, 720-210-1439

JANUS CAPITAL GROUP ELECTS ROBERT PARRY
TO ITS BOARD OF DIRECTORS

DENVER — Robert T. Parry, former head of the Federal Reserve Bank of San Francisco, has been elected to the board of directors of Janus Capital Group Inc. (NYSE: JNS) effective March 18, 2005.

Before retiring in 2004, Parry served as president and chief executive officer of the Federal Reserve Bank of San Francisco for 18 years. As a member of the Federal Open Market Committee, he represented his district’s perspective during discussions about American monetary policy.

From 1970 to 1986, Parry worked at Security Pacific National Bank, initially as a vice president and later as executive vice president and chief economist of the bank and its parent company, Security Pacific Corporation. Before joining Security Pacific, he spent five years as a research economist with the Federal Reserve’s Board of Governors in Washington, D.C.

The appointment of Parry, 65, expands the Janus Capital Group board to 11 directors. Parry will serve on the board’s Audit Committee.

“Bob’s a seasoned leader who brings our board a wealth of economic and financial expertise that will be invaluable as Janus moves forward,” said Janus Chairman and CEO Steve Scheid.

A native of Harrisburg, Pennsylvania, Parry received a bachelor’s degree from Gettysburg College, where he was elected Phi Beta Kappa. He also earned a master’s degree and a doctorate in economics from the University of Pennsylvania. In addition, he holds honorary doctorates from Gettysburg College and Southern Utah University.

Parry is a member of the board of directors of Countrywide Financial Corporation and PACCAR Inc. He is also a director of the National Bureau of Economic Research and serves on the executive committees of the Bay Area Economic Forum and the San Francisco Bay Area Council of the Boy Scouts of America.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners, Inc. In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

###

2